Exhibit (d)(1)

FORM OF INVESTMENT ADVISORY AGREEMENT

        This Investment Advisory Agreement (this “Agreement”) is made this __ day of _____, 2007 between the YYY Trust, a Delaware business trust (the “Trust”), and YYY Advisors LLC (the “Advisor”).

W I T N E S S E T H:

        WHEREAS, the Trust is an open-end management investment company under the Investment Company Act of 1940 (the “Act”) currently consisting of one series, designated the “Bear Stearns Current Yield Fund” (the “Fund”); and

        WHEREAS, the Trust desires to retain the Advisor, which is an investment advisor registered under the Investment Advisors Act of 1940 (the “Advisors Act”), as the investment advisor for the Fund.

        NOW, THEREFORE, the Trust and the Advisor do mutually promise and agree as follows:

        1.    Appointment of Advisor. The Trust hereby appoints the Advisor to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Advisor hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

        2.    Authority of the Advisor. The Advisor shall supervise and manage the investment portfolio of the Fund, and, subject to such policies as the trustees of the Trust (“Trustees”) may determine, direct the purchase and sale of investment securities in the day-to-day management of the Fund. The Advisor also shall oversee all administrative and similar services provided to the Fund by third parties. The Advisor shall be deemed to be an independent contractor for all purposes herein and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund. However, one or more shareholders, officers, directors or employees of the Advisor may serve as Trustees and/or officers of the Trust, but without compensation or reimbursement of expenses for such services from the Trust. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Certificate of Trust, Declaration of Trust or Bylaws or any applicable statute or regulation, or to relieve or deprive the Trustees of their responsibility for, and control of, the affairs of the Fund.

        3.    Sub-Advisors and Consultants. The Advisor may from time to time, in its discretion and with the approval of the Trustees, delegate certain of its responsibilities under this Agreement to one or more qualified companies (each, a “Sub-Advisor”), each of which must be registered under the Advisors Act. The costs of employing such Sub-Advisors and of the Sub-Advisors and their expenses relative to the Trust will be borne by the Advisor, not by the Fund. Unless the Trustees specify otherwise, in connection with their approval of any such delegation the obligation of the Advisor shall be to provide to the Trustees with a recommendation as to the initial selection of the Sub-Advisor and as to the periodic renewal of the sub-advisory agreement with the Sub-Advisor, and to oversee generally the performance by such Sub-Advisor of its obligations to the Fund over time and to report to the Trustees periodically. The Advisor shall not be responsible or have any liability for any investment decision or any other act or omission on the part of any Sub-Advisor, including without limitation any error or mistake of judgment on the part of the Sub-Advisor or failure by the Sub-Advisor to comply with any laws, regulations, policies, procedures, guidelines, codes of ethics or objectives of the Fund, the Advisor, or the Sub-Advisor.

        4.    Portfolio Holdings. In an exemption order issued by the Securities and Exchange Commission under Rule 6(c) of the Act (the “Exemption Order”), the Fund’s listing exchange will be required to calculate and disseminate on a near real-time basis information about the Fund. The Advisor shall provide the information necessary for the Trust and the listing stock exchange to comply with the Exemption Order.

        5.    Expenses.

            (a)        The Trust or the Fund may pay directly any expenses incurred by it in its normal operations and, if any such payment is consented to by the Advisor and acknowledged as otherwise payable by the Advisor pursuant to this Agreement, the Fund may reduce the advisory fee payable to the Advisor pursuant to paragraph 6 hereof by such amount. To the extent that such deductions exceed the fee payable to the Advisor on any monthly payment date, such excess shall be carried forward and deducted in the same manner from the fee payable on succeeding monthly payment dates to the extent not otherwise paid by the Advisor.

            (b)        The Advisor will assume the cost of any compensation for services provided to the Trust received by the officers of the Trust and by those Trustees who are “interested persons” of the Trust as that term is defined in the Act.

            (c)        The payment or assumption by the Advisor of any expenses of the Trust or a Fund that the Advisor is not required by this Agreement to pay or assume shall not obligate the Advisor to pay or assume the same or any similar expense of the Trust or the Fund on any subsequent occasion.

        6.    Compensation of the Advisor.

            (a)        For the services to be provided by the Advisor hereunder with respect to the Fund, the Trust shall pay to the Advisor an annual advisory fee (“Advisory Fee”) equal to 0.28% of the average daily net assets of the Fund. The Fund is responsible for its own expenses, including, but not limited to, investment advisory fees, costs of transfer agency, custody, fund administration, legal, audit and other services, interest, taxes, brokerage commissions and other expenses incurred in connection with the execution of portfolio securities transactions on behalf of the Fund; expenses incurred in connection with any distribution plan adopted by the Trust pursuant to Rule 12b-1 under the Act; litigation expenses; fees and salaries payable to the Trustees officers who are not “interested persons” of the Trust or the Advisor; all expenses incurred in connection with the Trustees’ services, including travel expenses and legal fees of counsel for those Trustees who are not “interested persons” of the Trust and extraordinary expenses.

            (b)        From the date hereof through [___], 2009, the Advisor hereby agrees to waive the Advisory Fee and/or reimburse expenses to the extent necessary to prevent the operating expenses of the Fund (excluding interest expenses, brokerage commissions and other trading expenses, litigation expenses, taxes and extraordinary expenses) from exceeding 0.30% of average daily net assets of the Fund.

            (c)        The Advisory Fee shall be computed and accrued daily based on the average daily net assets of each Fund and paid monthly to the Advisor on or before the first business day of the next succeeding calendar month.

        7.    Ownership of Shares of the Fund. Except in connection with the initial capitalization of the Fund, the Advisor shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes in the secondary market and not directly from the Fund.

        8.    Exclusivity.

            (a.)     The services of the Advisor to the Fund hereunder are not to be deemed exclusive and the Advisor shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. Although the Advisor has permitted and is permitting the Fund and the Trust to use the name “Bear Stearns” and variants thereof and associated logos, it is understood and agreed that the Advisor reserves the right to use and to permit other persons, firms or corporations, including investment companies, to use such name, and that the Fund and the Trust will not use such name if the Advisor ceases to be the Fund’s sole investment advisor. During the period that this Agreement is in effect, the Advisor shall be the Fund’s sole investment advisor.

            (b.)     If approved by the Trustees, the Fund may have more than one Sub-Advisor.

        9.    Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

        10.    Brokerage Commissions. The Advisor may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Exchange Act, to the Advisor a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Advisor determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or his overall responsibilities with respect to the accounts as to which he or she exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act).

        11.    Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Trustees in the manner required by the Act, and, if required by the Act, by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act.

        12.    Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, upon giving sixty (60) calendar days’ written notice to the Advisor. This Agreement may be terminated by the Advisor at any time upon the giving of sixty (60) calendar days’ written notice to the Trust. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the Trustees or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, and (ii) the Trustees in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) calendar days thereafter.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

YYY Advisors LLC	YYY Trust
(the “Advisor”)	(the “Trust”)
By:__________________________________	By:__________________________________
Name:	Name:
Title:	Title:

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